Exhibit 10.16

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of October 27, 2005, by and between Sonic Innovations, Inc., a Delaware corporation (the “Company”), and Sam Westover (“Employee”).

In consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts at-will employment by the Company effective as of the date of this Agreement (the “Commencement Date”), upon the terms and subject to the conditions hereinafter set forth.

Section 2. Duties. Employee shall serve as the Chief Executive Officer of the Company. Employee will perform the duties attendant to his executive position with the Company under the direction of the Board of Directors of the Company. Employee will perform his duties faithfully and to the reasonable best of his ability and will devote his full business efforts and time to the Company.

Section 3. Term. Employee shall be an at-will employee of the Company, and Employee or the Company may terminate the employment relationship at any time, with or without Cause, and with or without notice.

Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

(a) Base Salary. Beginning on the Commencement Date, Employee shall be entitled to receive a base salary of $341,000 per annum, payable in accordance with the Company’s normal payroll procedures and subject to applicable tax withholding.

(b) Bonus. Employee shall receive a target annual cash bonus in an amount equal to 60% of his base salary in the event that certain annual financial performance objectives established by the Board of Directors are achieved. The percentage can be higher if the targets are exceeded consistent with the Company bonus program as approved by the Board of Directors.

(c) Benefits. The Company shall make two option grants to Employee of options to purchase an aggregate of 500,000 shares of the Company’s Common Stock at the closing price on the date of grant. The term of the options shall be ten (10) years. The first option shall be for 250,000 shares and will be fully exercisable on the grant date. The second option shall also be for 250,000 shares, and shall first become exercisable as to 125,000 of the shares on the second anniversary of the grant date; the remaining 125,000 of the shares shall first become exercisable on the third anniversary of the grant date. If Employee’s employment with the Company ends before any portion of the option becomes exercisable, the option shall not be exercisable as to that portion of the option, except as set forth in this Agreement. Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate Company Board Committee with respect to programs calling for such approvals or grants and consistent with plan terms.

Section 5. Expenses.

(a) Business Expenses. It is acknowledged that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

(b) Relocation and Temporary Living Expenses. Employee may find it necessary to relocate for the benefit of the Company. Employee will not be reimbursed for loan origination fees (points) on a mortgage for a new residence but will be reimbursed for closing costs on the sale of Employee’s primary residence, shipping of household goods and transportation of immediate family members to the new location. Prior to relocation of Employee’s primary residence, Employee will be reimbursed for reasonable temporary living expenses limited to rent or hotel expenses, automobile rental and air fare to and from Employee’s primary residence. Should any of the expenses reimbursed under this Section be considered income by any taxing authority, the Company agrees to gross up the reimbursement such that the employee is reimbursed in full, subject to the following sentence. The total of all relocation expenses (including temporary living expenses) payable by the Company pursuant to this Agreement shall not exceed $180,000.00.

Section 6. Termination. The following provisions will apply to a termination of Employee’s at-will employment:

(a) Death or Disability. Immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee’s disability, upon 30 days prior written notice to Employee. Employee will be deemed disabled if, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days. Employee will be eligible for short and/or long-term disability benefits made available to Company executives consistent with the terms of such plans.

(b) For Cause. For “Cause” immediately upon written notice by the Company to Employee. For purposes of this Agreement, “Cause” is defined as (i) a material act of dishonesty by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued substantial violation of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

(c) Without “Cause.” Without “Cause” upon 30 days prior written notice to Employee.

(d) Constructive Termination. At Employee’s option, upon written notice by Employee to the Company within 120 days following a Constructive Termination. As used herein, the term “Constructive Termination” means (i) a change in Employee’s title without Employee’s consent (except that if Employee’s title changes in connection with a Change in Control, such a title change shall not constitute grounds for Constructive Termination), (ii) a material reduction in Employee’s duties and responsibilities without Employee’s consent (in the event of a merger, such duties and responsibilities to be measured against the Company alone and not the combined entity), (iii) a reduction in Employee’s base compensation from the prior year or target bonus under Section 4(b) hereof without Employee’s consent (unless the Company also reduces the base salary and target bonuses of substantially all other senior executives of the Company on a pro rata basis) or (iv) the relocation of the Company’s principal executive offices outside a thirty 30) mile radius from the location of the Company’s principal executive offices at the Commencement Date without Employee’s consent.

Employee will not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Subsections 6(a) or (b) or in the event that Employee voluntarily leaves the employment of the Company, except for any portion of his base salary and vacation pay accrued but unpaid from the last payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. In the event Employee’s employment with the Company (i) is terminated by the Company without Cause or (ii) is terminated by Employee within 120 days following a Constructive Termination, the Company will pay Employee, as Employee’s sole remedy in connection with such termination, (aa) severance pay in the amount of Employee’s monthly base salary at the rate in effect immediately preceding the termination of Employee’s employment multiplied by twenty-four (24) months (the “Separation Payment”), which Separation Payment will be paid by the Company in a lump sum on the date of termination (less applicable withholding), (bb) the portion of his base salary and vacation pay accrued but unpaid from the last payment date to the date of termination, (cc) expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination and (dd) any unpaid bonus for any year that was completed prior to the termination and a pro-rata portion of the annual target bonus under Section 4(b) for the year in which the termination occurs.

Section 7. Effect of Termination on Options/Common Stock. Any options to purchase the Company’s Common Stock held by the Employee that have not yet vested will automatically expire if the Employee’s employment with the Company is terminated for Cause as defined in Section 6(b) or if the Employee voluntarily leaves the employment of the Company. If Employee’s employment with the Company is terminated without Cause or for Constructive Termination, then any options to purchase shares of the Company Common Stock held by the Employee that have not vested will automatically expire and Employee’s vested options will remain exercisable in accordance with the terms of the applicable option agreements. If

Employee dies or becomes disabled during his employment, options then outstanding shall become immediately exercisable as to all shares subject to such options. If Employee has any vested but unexercised options upon any termination of employment, such options shall remain exercisable for the time period specified in any applicable option plan or option agreement.

Section 8. Change In Control Termination Payment.

(a) Termination Payment.

(i) Amount. Notwithstanding anything to the contrary contained in Section 7 hereof, in the event Employee’s employment with the Company terminates for any reason (other than for death, Cause, or by voluntary resignation) within the twelve-month period following a Change In Control (as defined in subsection 8(b) hereof), the Company will pay Employee a lump sum payment (the “Termination Payment”) in cash equal to two (2) times the sum of the items in the following subsections (I) and (II):

(I) Employee’s annual base compensation determined by reference to his base salary in effect immediately prior to the Change In Control; and

(II) the greater of the target bonus under Section 4(b) or such bonus approved by the Board of Directors under the Company’s then current bonus program.

The Termination Payment will also include the following:

(III) Employee’s base salary and vacation pay accrued but unpaid from the last payment date to the date of termination;

(IV) expense reimbursement under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to the termination of his employment with the Company;

(V) any other benefit accrued but unpaid as of the date of such termination; and

(VI) a payment equal to the cost to the Company, as of the date of termination, of providing Employee with medical, dental, life and disability coverage if Employee had continued as an active employee of the Company for a period of eighteen months in addition to any continuation (COBRA) rights or conversion rights under any plan provided by Employer, which rights are not affected by any provision hereof.

(ii) Time for Payment; Interest. The Company will pay the Termination Payment to Employee as soon as practical after Employee’s termination of employment but not later than fifteen (15) days after such termination of employment.

(iii) Termination. Employee’s notice of his termination of employment in connection with a Change In Control may be made by any reasonable means. If Employee receives the Termination Payment, the Employee shall not be entitled to receive the Separation Payment under Section 6.

(b) Change In Control. “Change In Control” shall mean any of the following:

(i) a sale of all or substantially all of the assets of the Company;

(ii) the acquisition of more than forty-five percent (45%) of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons;

(iii) a reorganization of the Company wherein the holders of common stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a forty-five percent (45%) or greater change in the ownership of the common stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

(iv) in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than forty-five percent (45%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than forty-five percent (45%) of the then outstanding Company common stock; provided, however, that a Change of Control shall expressly not include (x) any consolidation or merger effected exclusively to change the domicile of the company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes; or

(v) a change in the composition of the Board occurring within a two (2)-year period, such that a majority of the then-current Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

(c) 280G Gross Up Payment.

(i) Excess Parachute Payment. If Employee is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code and the amount of the “parachute payment” as defined under Section 280G(b)(2) of the Code exceeds the amount determined by multiplying (x) three (3) times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code by (y) 110%, the Company will pay to Employee an amount (the “Gross Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income tax (together with penalties and interest) and Excise Tax upon the payment provided for by this subsection (c)(i), will be equal to the amount of the excess parachute payment. If the amount of Employee’s parachute payment does not exceed the amount determined by multiplying (xx) three (3) times Employee’s base amount by (yy) 110%, no Gross Up Payment will be made and the Employee will forfeit his right to payments that are contingent on the change of control in an amount sufficient to reduce such benefits below the threshold of parachute payments so that no Excise Tax will apply.

(ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee’s residence on the date of his termination of employment, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Employee and reasonable acceptable to the Company. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subsection (c).

(iv) Time For Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Employee concurrent with Employee’s termination of employment. Employee and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Employee and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Employee will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

(d) Arbitration. Any controversy or claim arising out of or relating to this Section 8, or the breach thereof, will be settled exclusively by arbitration in Salt Lake City, Utah, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

(e) No Right To Continued Employment. This Section 8 will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

(f) Exercise of Stock Options. Immediately upon a Change In Control, all of Employee’s unvested options to purchase the Company’s Common Stock will vest completely and become immediately exercisable and will remain exercisable for the time period specified in the applicable option plan or option agreement.

Section 9. Confidential Information. Employee recognizes and acknowledges that certain assets of Employer and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called “Confidential Information”) are valuable, special and unique assets of Employer and its affiliates. Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

Section 10. Noncompetition. Until two years after termination of Employee’s employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which (A) relate to the acquisition, consolidation or management of a hearing aid or hearing diagnostic business (the “Designated Industry”) and (B) were either conducted by the Company prior to Employee’s termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee’s noncompetition obligations hereunder will not preclude Employee from owning less than 2 % of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. Employee will continue to be bound by the provisions of this Section 10 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 10 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

Section 11. General.

(a) Notices. Except as provided in Section 8(a) hereof, all notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section ll(a):

If to Employer, to:

Sonic Innovations, Inc.

Attn: General Counsel

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, UT 84121-7036

If to Employee, to Employee’s last home address on file.

(b) Withholding; No Offset. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

(c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 9 and 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(g) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof

(h) Reference to Agreement. Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

(i) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of Employer. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee’s estate. This Agreement is not otherwise assignable by Employee.

(j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(k) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Utah, without regard to its choice of law principles.

EXECUTED as of the date first above written.

SONIC INNOVATIONS, INC.

By:
Its:

Sam Westover